As filed with the Securities and Exchange Commission on December 14, 2016

Registration No. 333-200366

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIRGIN AMERICA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-1585173
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

555 Airport Boulevard

Burlingame, California 94010

(Address, Including Zip Code, of Principal Executive Offices)

Amended and Restated 2005 Virgin America Inc. Stock Incentive Plan

Virgin America Inc. 2014 Equity Incentive Award Plan

2014 Employee Stock Purchase Plan

(Full Title of the Plan)

Kyle B. Levine

Vice President, General Counsel

Alaska Air Group, Inc.

19300 International Boulevard

Seattle, Washington 98188

(206) 392-5040

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Andor Terner, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

(949) 823-6900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

Virgin America Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 19, 2014 (Commission File No. 333-200366 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Amended and Restated 2005 Virgin America Inc. Stock Incentive Plan (the “2005 Plan”), the Virgin America Inc. 2014 Equity Incentive Award Plan (the “2014 Plan”) and the 2014 Employee Stock Purchase Plan (the “ESPP”). A total of 2,521,206 shares of Common Stock were initially registered for issuance under the Registration Statement, with 1,343,636 shares registered for issuance under the 2005 Plan, 1,017,570 shares registered for issuance under the 2014 Plan and 160,000 shares registered for issuance under the ESPP.

On April 1, 2016, the Registrant, Alaska Air Group, Inc., a Delaware corporation (“Alaska Air Group”), and Alpine Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Alaska Air Group (“Merger Sub”), entered into an Agreement and Plan of Merger pursuant to which Merger Sub merged with and into the Registrant (the “Merger”). Pursuant to the Merger, each outstanding share of Common Stock was converted into the right to receive $57.00 per share, in cash, without interest. The Merger became effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware on December 14, 2016.

As a result of the Merger, the Registrant has terminated the offering of the Common Stock pursuant to its existing registration statements, including the Registration Statement, and no future awards will be made under the Plan. The purpose of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is to deregister any and all of the previously registered shares of Common Stock that remain available for issuance under the 2005 Plan, the 2014 Plan and the ESPP (the “Plan Shares”). The Plan Shares are hereby deregistered.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on December 14, 2016.

VIRGIN AMERICA INC.

By:	/s/ Brandon S. Pedersen
	Name:	Brandon S. Pedersen
	Title:	Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.